UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/12/2007

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

UTAH	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On April 6, 2007, Raser Technologies, Inc. (the "Company") entered into a Sourcing and Development Agreement (the "Agreement"), with UTC Power Corporation ("UTCP"). The Agreement establishes general terms and conditions for the Company's purchase of UTCP's PureCycle geothermal heat-to-electricity power systems from UTCP (the "Current Generation System"). The Agreement also provides for the design, testing and potential commercial release by UTCP of a PureCycle geothermal power system with a higher single-unit kilowatt rating (the "Next Generation System"). In connection with the Agreement, the Company agreed to enter into three separate purchase contracts for the purchase of Current Generation Systems.

The first purchase contract was entered into contemporaneously with the Agreement. Pursuant to the first purchase contract, the Company agreed to purchase 45 Current Generation Systems for delivery between October 1, 2007 and December 15, 2007, and the Company made an initial payment of approximately $950,000. If the Company fails to perform its obligations under the first purchase contract, then the Company is obligated to pay to UTCP liquidated damages in the amount of $10,000 for each Current Generation System that the Company either fails to accept or pay in full. The second purchase contract is to be executed by the parties not later than July 31, 2007, and the Company is obligated to make a down payment at the time the contract is executed. The second purchase contract will provide for the purchase of 45 Current Generation Systems for delivery between January 1, 2008 and March 31, 2008. The third purchase contract is to be executed by the parties as soon as practicable after receipt of approval of the utility interconnect application for the project in which the Current Generation Systems are to be used and subsequent project financing approval for such project. The third purchase contract will provide for the purchase of 45 Current Generation Systems for delivery between April 1, 2008 and June 30, 2008. The third purchase contract will also require an initial down payment by the Company.

In connection with the Agreement, the Company also entered into a Service Agreement with UTCP (the "Service Agreement"). Pursuant to the Service Agreement, the Company is obligated to make an annual payment for each Current Generation System purchased under the Agreement.

Pursuant to the Agreement, UTCP also agreed to review the Company's motor technology for potential application in the Next Generation Systems. If, in UTCP's sole judgment, the Company's technology meets all the expected parameters, UTCP will implement the technology, provided an acceptable financial arrangement can be reached between both parties.

In consideration of UTCP's commitment to commence the design and potential commercial release of the Next Generation System, the Company has agreed to purchase ten megawatts worth of units of the Next Generation System upon completion of development by UTCP. In the event the Company fails to purchase ten megawatts worth of units of the Next Generation System, the Company shall pay to UTCP liquidated damages totaling $50,000 for each megawatt less than it fails to purchase.

The term of the Agreement shall continue until December 31, 2009. However, the Agreement may be terminated earlier upon the occurrence of certain events that result in the payment of liquidated damages, or by the mutual consent of the parties.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: April 12, 2007	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer